Exhibit 10.46

CITIGROUP INC.

DEFERRED CASH AWARD PLAN

(as Amended and Restated Effective as of January 1, 2012)

CITIGROUP INC.

DEFERRED CASH AWARD PLAN

Purpose

     Citigroup Inc. has adopted this Citigroup Inc. Deferred Cash Award Plan, as amended and restated effective as of January 1, 2012 (the “Plan”), for certain eligible employees of the Company in order to provide such eligible employees with a deferred cash incentive compensation opportunity.

ARTICLE I
DEFINITIONS

     As used herein, the following terms have the meanings set forth below.

     “Account” means a bookkeeping account maintained on the books and records of the Company to record Deferred Cash Award(s) and Return(s) credited in accordance with the Plan. An Account is established only for purposes of measuring a deferred benefit and not to segregate assets or to identify assets that may be used to make payments hereunder.

     “Account Balance” means the amount reflected on the books and records of the Company as the value of a Participant’s Account at any date of determination, as determined in accordance with the Plan.

     “Affiliated Employer” means Citigroup Inc. or any company or other entity that is related to Citigroup Inc. as a member of a controlled group of corporations in accordance with Section 1.409A-1(h)(3) of the Treasury Regulations promulgated pursuant to Section 409A of the Code.

     “Award” means a Participant’s Deferred Cash Award.

     “Award Agreement” means a written or electronic document setting forth individualized information relating to a Participant’s deferral under the Plan. A Participant’s offer letter or other employment-related document may constitute an Award Agreement.

     “Award Date” means the third Tuesday in January of the Year in which the Award is granted, or such other date as determined by the Plan Administrator in its sole discretion or pursuant to the Award Agreement.

     “ Citi Common Stock” means shares of common stock of Citigroup Inc., par value $.01.

     “Code” means the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder.

     “Committee” means the Personnel & Compensation Committee of the Board of Directors of Citigroup Inc. and any person to whom it has delegated its authority, including but not limited to the Plan Administrator.

     “Clawback Provision” means a term of an Award under which an Award may or shall be canceled, forfeited, reduced, or subject to recovery by the Company, whether or not the Award has been vested, distributed, or paid.

     “Company” means Citigroup Inc., a Delaware corporation and its consolidated subsidiaries, or as applicable, any of its consolidated subsidiaries.

     “Deferred Cash Award” means an unfunded, unsecured promise to make a cash payment to a Participant at the end of a specified period of time and may be a Deferred Cash Stock Unit Award.

     “Deferred Cash Stock Unit Award” means a Deferred Cash Award that is denominated in units of Citi Common Stock, with each stock unit having a value equal to the value of one share of Citi Common Stock as reported on the New York Stock Exchange, with the valuation date and method determined in the sole discretion of the Plan Administrator and consistently with the SIP.

     “DIRAP” means the Citi Discretionary Incentive and Retention Award Plan, as amended from time to time.

     “Eligible Employee” means an employee of an Employer who (a) is eligible to receive an award pursuant to the DIRAP or (b) is selected to receive an Off-Cycle Award, and (c) for awards both under DIRAP and Off-Cycle Awards, who is actively employed by an Employer on the Award Date.

     “Employer” means the Affiliated Employer that employs a Participant.

     “Holdback Period” means the period after the vesting date of an Award during which the award is not distributable to the Participant.

     “Off-Cycle Award” means any Deferred Cash Award that is not granted pursuant to the terms of DIRAP.

     “Participant” means an Eligible Employee who has been granted an Award under the Plan.

     “Performance Criteria” means performance criteria related to a period of performance which may be established on a Company-wide basis, with respect to one or more business units or divisions or subsidiaries, or as otherwise described in an Award Agreement, and may be based upon the attainment of such criteria as may be determined by the Plan Administrator in its discretion and described in an Award Agreement.

     “Performance Option” means the performance option(s) designated by the Plan Administrator (from time to time in its sole discretion) to measure the Return to be credited (or debited) to a Participant’s Account Balance; provided, that the Plan Administrator may change or amend such designated performance option(s) at any time in its sole discretion.

     “Plan Administrator” means the Senior Human Resources Officer of Citigroup Inc. or his or her delegates. Any such delegation need not be in writing.

     “Return” shall have the meaning set forth in Section 3.02.

     “Separation from Service” means a termination of a Participant’s employment with an Employer, provided such termination constitutes a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h) promulgated pursuant to Section 409A of the Code.

     “SIP” means the 2009 Stock Incentive Plan, as amended and restated from time to time, or its successors.

     “Specified Employee” means a “specified employee,” as defined in Section 409A of the Code.

     “Total Incentive Compensation” means the amount of a Participant’s aggregate cash and non-cash incentive compensation for a given Year, prior to giving effect to any deferral under the Plan. Total Incentive Compensation does not include base salary or any multi-year incentive award, unless otherwise provided by the Plan Administrator.

     “Vesting Condition” means any term, condition or restriction described in applicable Award documents that a Participant must satisfy in order to receive a payment, distribution or otherwise realize monetary value from an Award.

     “Vesting Date” is the date on which all Vesting Conditions have been satisfied.

     “Year” means the calendar year.

ARTICLE II
AWARDS UNDER THE PLAN

     Section 2.01 Participation. The Committee and/or management of the Company is authorized, consistent with the terms of the Plan to grant Awards to Eligible Employees.

     Section 2.02 Awards Generally. Deferrals under the Plan shall be automatic and mandatory and may be equal to a specified percentage of the Participant’s Total Incentive Compensation, determined by the Plan Administrator in its sole discretion.

     Section 2.03 Award Agreements. Each Award granted under the Plan shall be evidenced by an Award Agreement that sets forth the terms, conditions, restrictions and limitations applicable to the Award, which may include Performance Option(s), Vesting Conditions, provisions applicable upon termination of employment with an Employer, Performance Criteria, Clawback Provisions, Holdback Periods, and other terms and conditions specified in the governing Award documentation. The Plan Administrator may require a Participant to sign (or acknowledge receipt of) an Award Agreement as a condition of participation in the Plan. If the Plan Administrator does not require the execution of an Award Agreement by a Participant, acceptance of any benefit of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines and practices of the Company in effect from time to time relating to the Plan.

ARTICLE III
ACCOUNTS

     Section 3.01 Maintenance of Accounts.

     (a) The Company or an Employer will maintain an Account on its books and records for each Participant. The Account will be a book entry credit reflecting a Participant’s Award and will periodically be credited or charged with the Return attributable to such Award pursuant to Section 3.02. A Participant’s Account will be charged with distributions to the Participant or the Participant’s estate.

     (b) For administrative purposes, a Participant’s Account may be divided into sub-Accounts, for purposes of tracking different Performance Options (if more than one) or maturity schedules, in each case as applicable, or otherwise as necessary for purposes of reflecting the Participant’s Award and the Return thereon.

     Section 3.02 Return on Awards.

     (a) Awards will be credited with a return (positive or negative) (the “Return”) on such schedule as the Plan Administrator shall determine in its sole discretion, to reflect the equivalent of the earnings and losses that a Participant’s Account would have experienced had such amounts actually been invested in the Performance Option, as determined by the Plan Administrator in its sole discretion. The Plan Administrator shall from time to time designate such Performance Option(s) as it shall determine and the Plan Administrator may, in its sole discretion, make a different Performance Option(s) available to different Participants. The Plan Administrator shall communicate the assigned or available Performance Option(s) on or about the Award Date and any change or amendments to the assigned or available Performance Option(s) shall be communicated to Participants.

     (b) A Participant’s Account will not be invested in any Performance Option and such Account does not represent the Participant’s ownership of, or any ownership interest in, any Performance Option.

     (c) Notwithstanding any provision of this Plan to the contrary, the Plan Administrator may, in its sole discretion, alter, modify, eliminate or replace any Performance Option, as applicable, that is used to calculate the Return on a Participant’s Accounts under the Plan. In the event the Plan Administrator alters, modifies or eliminates any Performance Option, the Plan Administrator may, in its sole discretion, provide the affected Participants another Performance Option under the Plan.

ARTICLE IV
PAYMENTS

     Section 4.01 Payments Generally. Subject to the terms of the Award Agreement, including without limitation, any Vesting Conditions and any applicable Holdback Period, and subject to Section 7.05 of this Agreement, the vested portion of a Participant’s Account Balance will be paid or distributed to the Participant in a single sum as soon as practicable after the occurrence of the applicable Vesting Date, but in any event no later than (a) the end of the calendar year in which the Vesting Date occurs or (b) if later, the fifteenth day of the third month following the Vesting Date.

     Section 4.02 Taxes and Withholding. All payments under the Plan are subject to applicable withholdings and employment or other taxes. As a condition to any payment or distribution of any Award made pursuant to the Plan, the Company may, in its discretion, require a Participant to pay such sum to the Company as may be necessary to discharge the Company’s obligations with respect to any taxes, assessments or other governmental charges, whether of the United States or any other jurisdiction, imposed on the Participant, property or income on account of participation in the Plan. In the discretion of the Company, the Company may deduct or withhold such sum from any payment or distribution to the Participant, whether pursuant to the Plan or otherwise. In addition, the Company may require a Participant to pay the Company an amount necessary to discharge Company obligations with respect to any payroll taxes that may be owed on the Participant’s Account Balance that are no longer subject to a substantial risk of forfeiture.

     Section 4.03 Currency and Foreign Exchange Rates. All payments made pursuant to the Plan will be made in cash in U.S. dollars to Participants who are employed or reside within the United States at the time such payments are made. With respect to Participants who are employed or reside outside the United States, unless the Company determines otherwise, all payments made pursuant to the Plan will be made in cash in the local currency of the country in which the Participant is employed or resides at the time such payments are made and such payments shall be made in accordance with the foreign currency exchange rate in effect at the time of payment as determined by the Company. However, if a Participant works in more than one country between an Award Date and a payment date, the Participant may receive proportionate distribution payments in the local currency of each work country, at exchange rates determined by the Plan Administrator in its sole discretion.

     Section 4.04 Nontransferability. Except as may be otherwise provided in an Award Agreement, no Participant nor any creditor or beneficiary of any Participant shall have the right to subject an amount payable or distributable under this Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment during the Participant’s lifetime, including but not limited to, in connection with a divorce, legal separation, or similar event. Prior to payment as provided for herein, a Participant will have no rights under the Plan to make withdrawals from his or her Account for any reason. In no event will a Participant be entitled to receive loans from the Company or an Employer based upon his or her Account Balance.

     Section 4.05 Liability for Payment. Each Employer shall be liable for the amount of any payment owed to a Participant who is employed by such Employer during the deferral period applicable to an Award; provided, however, that in the event that a Participant is employed by more than one Employer during the deferral period applicable to an Award, each Employer shall be liable for its allocable portion of such payment, unless determined otherwise by the Plan Administrator.

ARTICLE V
ADMINISTRATION

     Section 5.01 Plan Administrator. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have discretionary authority to interpret the Plan, to make all legal and factual determinations, and to determine all questions arising in the administration of the Plan, including, without limitation, the reconciliation of any inconsistent provisions, the resolution of ambiguities, the correction of any defects, and the supplying of omissions. The Plan Administrator may accelerate or defer the vesting or payment of Awards, cancel or modify outstanding Awards, and waive any conditions or restrictions imposed with respect to Awards, subject to the limitations contained herein. Each interpretation, determination or other action made or taken pursuant to the Plan by the Plan Administrator shall be final and binding on all persons. To the extent permitted by applicable law, the Plan Administrator may at any time delegate to one or more employees of the Company or an Employer some or all of its authority over the administration of the Plan. Such delegation need not be in writing.

ARTICLE VI
AMENDMENTS AND TERMINATION

     Section 6.01 Right to Amend or Terminate the Plan. The Committee may alter, amend, modify, suspend or terminate the Plan at any time in its sole discretion provided that no such alteration, amendment, modification, suspension or termination shall cause an Award or any portion of an Account or the Plan to violate Section 409A or Section 457A of the Code. No further Awards will be made after the effective date of termination of the Plan. Following such termination, payment in respect of each Participant’s Accounts will be made as provided in Section 6.02. To the extent the Committee deems it necessary or appropriate to modify or amend an Award, the Plan or an Award Agreement, each affected Participant shall receive a supplemental communication describing any such material changes. For the avoidance of doubt, no action permitted to be taken by the Committee pursuant to this Section 6.01 shall require the consent of any Participant.

     Section 6.02 Payment Following Termination of the Plan. Upon termination of the Plan, the Plan Administrator may take such action with respect to each Participant’s Accounts as it reasonably determines is necessary or desirable; provided, however, that the Plan Administrator may take no action which will result in accelerated taxation or tax penalties under Section 409A or 457A of the Code in respect of any Participant’s Account(s). No termination of the Plan or any Participant’s Award Agreement will give rise to a claim of constructive termination of employment by any Participant.

     Section 6.03. Other Amendments.

     (a) The Plan Administrator may amend or modify the terms and conditions of an Award to the extent that the Plan Administrator determines, in its sole discretion, that the terms and conditions of the Award violate or may violate Section 409A of the Code; provided, however, that unless the Plan Administrator determines otherwise, any such amendment or modification of an Award made pursuant to this Section shall maintain, to the maximum extent practicable, the original intent of the applicable Award provision without contravening the provisions of Section 409A of the Code. The amendment or modification of any Award pursuant to this Section shall be at the Plan Administrator’s sole discretion and the Plan Administrator shall not be obligated to amend or modify any Award or the Plan, nor shall the Company be liable for any adverse tax or other consequences to a Participant resulting from such amendments or modifications or the Plan Administrator’s failure to make any such amendments or modifications for purposes of complying with Section 409A of the Code or for any other purpose. To the extent the Plan Administrator amends or modifies an Award pursuant to this Section, the Participant shall receive notification of any material changes to his or her Award and, unless the Plan Administrator determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the applicable Award and Award Agreement.

     (b) To the extent an Award may subject a Participant to income recognition pursuant to Section 457A of the Code or any other provision of U.S. or non-U.S. income tax law prior to the time at which the Company anticipated that income attributable to the Award would become taxable to such Participant, in order to mitigate the unanticipated tax burden on such Participant the Plan Administrator may amend or modify the terms and conditions of such Award, including accelerating the vesting of all or any portion of the Award; provided, however, that unless the Plan Administrator determines otherwise, any such amendment or modification of an Award made pursuant to this Section shall maintain, to the maximum extent practicable, the original intent of the applicable Award provision. The amendment or modification of any Award pursuant to this Section shall be at the Plan Administrator’s sole discretion and the Plan Administrator shall not be obligated to amend or modify any Award or the Plan, nor shall the Company be liable for any adverse tax or other consequences to a Participant resulting from such amendments or modifications or the Plan Administrator’s failure to make any such amendments or modifications for purposes of complying with Section 457A of the Code or for any other purpose. To the extent the Plan Administrator amends or modifies an Award pursuant to this Section, the Participant shall receive notification of any material changes to his or her Award and, unless the Plan Administrator determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the applicable Award and Award Agreement.

     (c) The Committee may modify the provisions of an Award or the Plan to the extent required or permitted under any applicable law, regulation, rule, regulatory guidance or legal authority or any policy implemented at any time by the Company or an Employer in its discretion to (i) comply with any legal, regulatory or governmental requirements, directions, supervisory comments, guidance or promulgations specifically including but not limited to guidance on remuneration practices or sound incentive compensation practices promulgated by any U.S. or non-U.S. governmental or regulatory agency or authority, (ii) comply with the listing requirements of any stock exchange on which the Company’s common stock is traded or (iii) comply with or enable the Company to qualify for any government loan, subsidy, investment or other program.

     Section 6.04 Sub Plans. The Plan Administrator may, in its sole discretion, create separate sub-plans (“Sub Plans”) under this Plan, which shall provide for participation in the Plan by Participants employed outside of the United States. Each Sub Plan shall comply with local law, tax policy or custom applicable to deferred compensation plans.

ARTICLE VII
GENERAL PROVISIONS

     Section 7.01 Unfunded Status of the Plan. The Plan is unfunded. A Participant’s Account shall represent at all times an unfunded and unsecured contractual obligation of each Employer that employed Participant during the deferral period applicable to an Award. Each Participant (or his or her estate) will be unsecured creditors of each Employer at which such Participant is or was employed with respect to all obligations owed to Participant (or his or her estate) under the Plan or any Award Agreement. Amounts payable under the Plan and any Award Agreement will be satisfied solely out of the general assets of an Employer subject to the claims of its creditors. A Participant (or his or her estate) will not have any interest in any fund or in any specific asset of an Employer of any kind by reason of any Return credited to him or her hereunder, nor shall the Participant (or his or his estate) have any right to receive any payment or distribution under the Plan or any Award Agreement except as, and to the extent, expressly provided in the Plan or Award Agreement. No Employer will segregate any funds or assets to provide for the distribution of an Account Balance or issue any notes or security for the payment thereof. Any reserve or other asset that an Employer may establish or acquire to assure itself of the funds to provide payments required under the Plan shall not serve in any way as security to any Participant (or his or her estate) for the performance of the Employer under the Plan.

     Section 7.02 ERISA Status of the Plan. The Plan is a discretionary incentive and retention award plan and is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and it shall be operated and interpreted consistent with such intent. A Sub Plan may be subject to ERISA if the express terms of the Sub Plan so provide.

     Section 7.03 No Right to Continued Employment. Neither the Plan, any Award Agreement nor any action taken or omitted to be taken pursuant to or in connection with the Plan shall be deemed (a) to create or confer on a Participant any right to be retained in the employ of the Company, (b) to interfere with or to limit in any way the Company’s right to terminate the employment of a Participant at any time, or (c) to confer on a Participant any right or entitlement to compensation in any specific amount for any future period. In addition, selection of an individual as a Participant for a given Award shall not be deemed to create or confer on the Participant any right to participate in the Plan, or in any similar plan or program that may be established by the Company, in respect of any Award.

     Section 7.04 Offset Rights. Notwithstanding any provisions of the Plan to the contrary, to the extent consistent with the requirements of Section 409A of the Code, the Company may, if the Plan Administrator in its sole discretion shall determine, offset against any payments or distributions that would have otherwise been made to a Participant under the Plan by (a) any amounts which such Participant may owe to the Company, or (b) any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration or lawsuit of which such Participant was the subject.

     Section 7.05 Code Section 409A and Code Section 457A.

     (a) Notwithstanding anything to the contrary herein or in any applicable Award Agreement, all payments and distributions due hereunder and thereunder are intended to comply with Section 409A and Section 457A of the Code and the guidance issued thereunder, and this Plan and any applicable Award Agreement shall be construed accordingly.

     (b) If a Participant is a Specified Employee at the time of his or her Separation from Service, any payment(s) with respect to any Award subject to Section 409A of the Code to which such Participant would otherwise be entitled by reason of such Separation from Service shall be made on the date that is six months after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death). All payments hereunder and under any applicable Award Agreement that have been delayed pursuant to this Section 7.05 shall be paid (without interest, dividends, dividend equivalents or any compensation for any loss in market value or otherwise which occurs during such period) to the Participant in a lump sum to the extent the Award terms provide for payment in a lump sum form.

     (c) Each Participant or the Participant’s estate, as the case may be, is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Participant in connection with this Plan or any other nonqualified deferred compensation plan sponsored or maintained by the Company (including without limitation any taxes and penalties under Section 409A or Section 457A of the Code), and the Company shall have no obligation to indemnify or otherwise hold such Participant or the Participant’s estate harmless from any or all of such taxes or penalties.

     Section 7.06 Successors. The obligations of the Company under this Plan shall be binding upon the successors of the Company.

     Section 7.07 Governing Law. The Plan and each Award Agreement entered into with a Participant shall be subject to and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law rule or principle that might otherwise refer the interpretation of the Award to the substantive law of another jurisdiction.

     Section 7.08 Construction. The headings in this Plan have been inserted for convenience of reference only and are to be ignored in any construction of any provision hereof. Use of one gender includes the other, and the singular and plural include each other.

     Section 7.09 Arbitration. Any disputes related to the Plan or an Award shall be resolved by arbitration in accordance with the Company’s arbitration policies. In the absence of an effective arbitration policy, any dispute in any way related to or arising out of the Plan or an Award shall be submitted to arbitration in accordance with the rules of the American Arbitration Association.